Exhibit 99.1

FOR IMMEDIATE RELEASE			NEWS RELEASE

Date Submitted:	April 21, 2011	Contact:	Samuel G. Stone
NASDAQ Symbol:	FBMI		Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2011 RESULTS

Highlights Include:

•
Net income of $1,215,000 in the first quarter of 2011 increased $556,000 compared to $659,000 in the first quarter of 2010, and net income available to common shareholders increased to $795,000 from $239,000

•	Earnings per share equaled $0.10 for the first quarter of 2011, up from $0.03 per share in the first quarter of 2010
•	Provision expense of $3.0 million in the first quarter of 2011 decreased $1.7 million from the fourth quarter of 2010 but was $0.5 million higher than a year ago
•	Ratio of the allowance for loan losses to loans strengthened to 2.10% at March 31, 2011, compared to 1.83% a year ago
•	Gain on sale of mortgages slowed, declining 79% from the fourth quarter of 2010 but remaining 54% above the year-ago first quarter level
•	Loan portfolio continued to shrink due to economic conditions and lack of demand
•	Equity ratios remained strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $1,215,000 for the first quarter of 2011, compared to $659,000 for the first quarter of 2010, with net income available to common shareholders of $795,000 in the first quarter of 2011 compared to $239,000 in the first quarter of 2010. Earnings per share were $0.10 in the first quarter of 2011 compared to $0.03 in the first quarter of 2010. Returns on average assets and average equity for the first quarter of 2011 were 0.37% and 3.7%, respectively, compared to 0.21% and 2.2% respectively in the first quarter of 2010.

Net interest income, at $13,292,000 in the first quarter of 2011, although flat (declining less than 1%) with the fourth quarter of 2010, increased 7.9% over the first quarter of 2010. Reduced funding costs, offset to some degree by lagging loan demand, improved the net interest margin as discussed in more detail below.

The provision for loan losses, at $3,011,000 in the first quarter of 2011, was 36% lower than the amount required in the fourth quarter of 2010, but was 21% more than the amount in the year-ago first quarter. The level of provision expense, and other expenses related to management and collection of the loan portfolio, continues to be the major restraint to higher levels of profitability. The provision expense of $3,011,000 in the first quarter of 2011 approximately matched net charge-offs in the quarter of $3,095,000. Although the dollar level of reserves for loan losses shows a slight decline, the allowance as a percentage of loans increased due to continued shrinkage of the loan portfolio as discussed below. Of the net charge-offs of $3,095,000, $1,638,000 were covered by specific reserves established prior to 2011.

Total non-interest income, at $2,045,000 in the first quarter of 2011, was 48% lower than in the fourth quarter of 2010 and 9.7% lower than in the first quarter of 2010. Gain on sale of mortgages, at $568,000 in the first quarter of 2011, declined 79% compared to the fourth quarter of 2010 but was 54% over the year-ago level, reflecting the rapidly changing volumes of mortgage refinance activity driven by changes in interest rates. The category of “other” non-interest income, at $359,000 in the first quarter of 2011, was $151,000 higher than in the fourth quarter of 2010 but $234,000 lower than in the first quarter of 2010. The comparison to the fourth quarter of 2010 was mostly due to much smaller losses on sale of other real estate in the first quarter of 2011, and the comparison to the year-ago first quarter was mostly due to the absence of 1st Armored, which was sold at the end of the first quarter of 2010, in the consolidated results.

Total non-interest expense, at $10,762,000 in the first quarter of 2011, was 7.3% below the level in the fourth quarter of 2010 and was 5.8% below the level in the first quarter of 2010, as expense control efforts continued. Salaries and employee benefits and occupancy and equipment costs declined by 3.5% and 4.4%, respectively, in comparison to the year-ago period. The category of “other” non-interest expense, totaling $3,340,000 in the first quarter of 2011, declined 27% compared to the fourth quarter of 2010 and declined 10.3% compared to the first quarter of 2010. The comparison to the fourth quarter of 2010 was driven mostly by significantly lower costs related to managing and writing down valuations of other real estate owned and reduced expenses related to the lower volume of mortgage refinance. The comparison to the first quarter of 2010 was driven mostly by lower costs of managing other real estate owned and the absence of 1st Armored in the consolidated results.

Firstbank’s net interest margin was 4.05% in the first quarter of 2011 compared to 3.99% in the fourth quarter of 2010 and 3.77% in the first quarter of 2010. The pay-off of maturing higher costing Federal Home Loan Bank advances, mostly accomplished in 2010, had a full quarter’s effect of reducing funding costs. FHLB advances and notes payable declined by $15 million in the first quarter of 2011 and were $69 million lower than the year-ago balance. Core deposits increased 2.3% in the first quarter of 2011 and were 5.5% above the year-ago level, providing a lower cost source of funding. Also, strategies employed during 2009 and throughout 2010 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, have resulted in improvement in net interest margin. The improvement in net interest margin helped net interest income in the first quarter of 2011 increase 7.9% compared to the first quarter of 2010, although net interest income in the first quarter of 2011 decreased slightly (less than 1%) from the fourth quarter of 2010 as portfolio loans continued to shrink and due to fewer days in the reporting period.

Mr. Sullivan stated, “We continue to look for the quarter when loan charge-offs decline significantly and the corresponding need for provision expense also goes down. These elements did not happen to a great extent in the first quarter, but we expect that they are not far off. When these factors happen, earnings should improve nicely, because our net interest margin is improving and our operating costs are continuing to be managed down. Higher than normal costs of managing credits and other real estate owned will stay with us for some time, but eventually should reduce also. We think it to be a good signal that in the first quarter, over half of the dollar amount of loans charged off came from previously identified problem loans where we had provided specific reserves prior to the end of last year.

“Our capital, funding, and human resources are ample to support increased lending, although our loan portfolios continue to shrink. We maintain good relationships and communications with customers who will eventually want to expand their businesses and activities and provide an increased demand for loans. We have oriented our marketing messages to communicate that we have money to lend and are willing to do so. We are optimistic that the political process in Michigan, while grappling with some very difficult issues and balancing interests of various special interest groups, will result in changes that will improve the overall performance of the state’s economy. We believe our six banks are well positioned to participate in and help support a better Michigan economy as one of the major community banking organizations in the state.”

Total assets of Firstbank Corporation at March 31, 2011, were $1.479 billion, a decrease of 0.5% from the year-ago period. The decrease of $8 million resulted from a combination of modest growth more than offset by the $69 million pay-down of high cost funding, which resulted in the beneficial effect on earnings mentioned above. Total portfolio loans of $1.016 billion were 8% below the year-ago level. Commercial and commercial real estate loans decreased 7.2% over this twelve month period, and real estate construction loans decreased 5.8%. Residential mortgage loans decreased 7.6% and consumer loans decreased 12.3%. The strong mortgage refinance activity in 2010 resulted in mortgage loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty regarding the economy. Total deposits as of March 31, 2011, were $1.218 billion, compared to $1.156 billion at March 31, 2010, an increase of 5.3%. Core deposits increased $63 million or 5.5% over the year-ago level.

At March 31, 2011, the ratio of the allowance for loan losses to loans increased to 2.10%, compared to 2.08% at December 31, 2010, and 1.83% at March 31, 2010. The ratio of allowance for loan loss to non-performing loans stood at 60% on March 31, 2011, slightly improved from 58% at December 31, 2010, and 57% at March 31, 2010.

Net charge-offs were $3,095,000 in the first quarter of 2011, compared to $4,016,000 in the fourth quarter of 2010 and $1,484,000 in the first quarter of 2010. In the first quarter of 2011, net charge-offs annualized represented 1.21% of average loans, down from 1.54% in the fourth quarter of 2010. The ratio of non-performing loans (including loans past due over 90 days) to loans stood at 3.52% on March 31, 2011, improved from 3.60% as of December 31, 2010.

Total shareholders’ equity was 1.8% higher at March 31, 2011, compared to the level at March 31, 2010. The ratio of average equity to average assets was 10.1% in the first quarter of 2011, compared to 9.8% in the first quarter of 2010. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of loans with provisions, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:
	Mar 31	Dec 31	Mar 31
	2011	2010	2010
Interest income:
Interest and fees on loans	$15,646	$16,507	$17,021
Investment securities
Taxable	1,011	991	716
Exempt from federal income tax	293	289	309
Short term investments	39	50	53
Total interest income	16,989	17,837	18,099

Interest expense:
Deposits	3,049	3,386	4,278
Notes payable and other borrowing	648	1,047	1,497
Total interest expense	3,697	4,433	5,775

Net interest income	13,292	13,404	12,324
Provision for loan losses	3,011	4,721	2,491
Net interest income after provision for loan losses	10,281	8,683	9,833

Noninterest income:
Gain on sale of mortgage loans	568	2,757	370
Service charges on deposit accounts	1,092	1,155	1,097
Gain (loss) on trading account securities	6	(10)	23
Gain (loss) on sale of AFS securities	(8)	(6)	55
Mortgage servicing	28	(187)	126
Other	359	208	593
Total noninterest income	2,045	3,917	2,264

Noninterest expense:
Salaries and employee benefits	5,270	4,994	5,460
Occupancy and equipment	1,424	1,335	1,490
Amortization of intangibles	185	185	210
FDIC insurance premium	543	543	545
Other	3,340	4,558	3,722
Total noninterest expense	10,762	11,615	11,427

Income before federal income taxes	1,564	985	670
Federal income taxes	349	142	11
Net Income	1,215	843	659
Preferred Stock Dividends	420	419	420
Net Income available to Common Shareholders	$795	$424	$239

Fully Tax Equivalent Net Interest Income	$13,464	$13,582	$12,543

Per Share Data:
Basic Earnings	$0.10	$0.04	$0.03
Diluted Earnings	$0.10	$0.04	$0.03
Dividends Paid	$0.01	$0.01	$0.05

Performance Ratios:
Return on Average Assets (a)	0.37%	0.21%	0.21%
Return on Average Equity (a)	3.7%	2.1%	2.2%
Net Interest Margin (FTE) (a)	4.05%	3.99%	3.77%
Book Value Per Share (b)	$14.95	$14.82	$14.73
Average Equity/Average Assets	10.1%	10.0%	9.8%
Net Charge-offs	$3,095	$4,016	$1,484
Net Charge-offs as a % of Average Loans (c)(a)	1.21%	1.54%	0.54%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31	Dec 31	Mar 31
	2011	2010	2010
ASSETS

Cash and cash equivalents:
Cash and due from banks	$23,707	$25,322	$22,906
Short term investments	74,074	48,216	86,069
Total cash and cash equivalents	97,781	73,538	108,975

Securities available for sale	281,714	266,121	187,374
Federal Home Loan Bank stock	8,203	8,203	9,084
Loans:
Loans held for sale	27	1,355	1,098
Portfolio loans:
Commercial	162,088	164,413	188,983
Commercial real estate	373,376	373,996	388,324
Residential mortgage	346,521	352,652	375,000
Real estate construction	75,399	81,016	80,018
Consumer	58,156	59,543	66,318
Total portfolio loans	1,015,540	1,031,620	1,098,643
Less allowance for loan losses	(21,347)	(21,431)	(20,121)
Net portfolio loans	994,193	1,010,189	1,078,522

Premises and equipment, net	25,461	25,431	24,475
Goodwill	35,513	35,513	35,513
Other intangibles	1,960	2,145	2,730
Other assets	34,647	35,848	39,581
TOTAL ASSETS	$1,479,499	$1,458,343	$1,487,352

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$187,349	$185,191	$155,896
Interest bearing accounts:
Demand	308,236	293,900	262,778
Savings	236,137	210,239	190,214
Time	471,700	486,506	531,667
Wholesale CD's	14,297	7,947	15,848
Total deposits	1,217,719	1,183,783	1,156,403

Securities sold under agreements to
repurchase and overnight borrowings	42,623	41,328	43,750
FHLB Advances and notes payable	25,628	40,658	94,246
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	7,879	8,062	10,002
Total liabilities	1,329,933	1,309,915	1,340,485

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,770	32,763	32,741
Common stock; 20,000,000 shares authorized	115,320	115,224	114,907
Retained earnings	1,020	295	(1,338)
Accumulated other comprehensive income/(loss)	456	146	557
Total shareholders' equity	149,566	148,428	146,867
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,479,499	$1,458,343	$1,487,352

Common stock shares issued and outstanding	7,814,097	7,803,816	7,750,159
Principal Balance of Loans Serviced for Others ($mil)	$612.0	$616.9	$597.8

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	3.52%	3.60%	3.23%
Non-Perf. Loans + OREO / Loans (a) + OREO	4.27%	4.37%	3.99%
Non-Performing Assets / Total Assets	2.95%	3.12%	2.97%
Allowance for Loan Loss as a % of Loans (a)	2.10%	2.08%	1.83%
Allowance / Non-Performing Loans	60%	58%	57%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,024,733	$1,041,986	$1,108,023
Total Earning Assets	1,342,877	1,355,226	1,343,224
Total Shareholders' Equity	148,149	148,043	146,037
Total Assets	1,473,199	1,484,854	1,484,094
Diluted Shares Outstanding	7,809,838	7,796,168	7,736,621

(a) Total Loans less loans held for sale